Exhibit 99.1

CONTACTS:	Sung Lee, Investors
650-524-7792

Marni Kottle, Media
650-522-5388

For Immediate Release

GILEAD SCIENCES APPOINTS JOHANNA MERCIER AS

CHIEF COMMERCIAL OFFICER

- Laura Hamill to Depart Gilead -

Foster City, Calif., May 29, 2019 — Gilead Sciences, Inc. (NASDAQ: GILD) today announced that Johanna Mercier will join the company as Chief Commercial Officer, and will become a member of the company’s senior leadership team. Ms. Mercier will assume responsibility for the company’s commercial operations effective July 1. Laura Hamill, Executive Vice President Worldwide Commercial Operations, will be departing from Gilead.

Ms. Mercier is a proven leader who brings to Gilead deep experience in worldwide and senior operational roles in geographies around the globe. She has held leadership positions in therapeutic areas including oncology, inflammation and neuroscience. She joins Gilead from Bristol-Myers Squibb, where she most recently served as President and Head of the company’s Large Markets division, which includes the United States, France, Germany and Japan. Over the course of her career, she has helped drive growth across key markets, pioneered innovative access strategies in the United States and Europe, and helped establish new standards of care for people with cancer.

“I believe that Johanna has the skills to continue to strengthen our performance and position Gilead for long-term success, building on the great talent I have seen across the organization since joining the company several months ago,” said Daniel O’Day, Chairman and Chief Executive Officer. “She is a talented leader with a deep understanding of the pharmaceutical industry, across therapeutic markets and geographies, as well as a proven ability to input the commercial perspective into development strategies. I look forward to welcoming her to Gilead and to working closely with her to ensure optimal commercial delivery that puts the needs of patients at the center of all we do.”

In addition to her executive position at Bristol-Myers, Ms. Mercier is a director on the Robert Wood Johnson University Hospital Board. She holds a Master of Business Administration from Concordia University and a Bachelor of Sciences in Biology from the University of Montreal.

“Gilead is an organization that is deeply committed to bringing forward transformational medicines for patients with serious illnesses,” said Ms. Mercier. “Throughout my career, I have worked to improve care for people with unmet medical needs and I am excited to join a company that shares my commitment to doing what is right for patients — and to advancing and commercializing important new medicines.”

-more-

Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com
phone 650 574 3000 facsimile 650 578 9264

“During her time with Gilead, Laura has demonstrated a global perspective, deep understanding of the industry and strong commercial acumen,” commented Mr. O’Day. “I would like to personally thank Laura for her commitment to Gilead as we work through this period of transition and, on behalf of the company, wish her the best in her future endeavors.”

About Gilead Sciences

Gilead Sciences, Inc. is a research-based biopharmaceutical company that discovers, develops and commercializes innovative medicines in areas of unmet medical need. The company strives to transform and simplify care for people with life-threatening illnesses around the world. Gilead has operations in more than 35 countries worldwide, with headquarters in Foster City, California.

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For more information on Gilead Sciences, please visit the company’s website at www.gilead.com, follow Gilead on Twitter (@GileadSciences) or call Gilead Public Affairs at 1-800-GILEAD-5 or 1-650-574-3000.